Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025,
Metal Sky Star Acquisition Corporation
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security(ies) of Metal Sky Star Acquisition Corporation effective at the opening of the trading session on July 24, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on August 7, 2024.
On August 14, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On September 19, 2024, the hearing was held. On October 1, 2024, the Panel reached a decision.
On September 5, 2024, Staff issued an Additional Staff Delist Determination Letter. On October 3, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on April 9, 2025. The Staff determination to delist the Company securities became final on April 9, 2025.